Exhibit 99.1
News Release
Investor and Media Contact:
Brian Davis
brian.davis@tengion.com
267.960.4802

Tengion Announces Receipt of NASDAQ Staff Deficiency Letter

-- Company Expects to Submit Plan to Regain Compliance --

WINSTON-SALEM, NC, May 18, 2012 -- Tengion, Inc. (NASDAQ: TNGN), a leader in regenerative medicine, today announced the Company received a determination letter from the NASDAQ Stock Market notifying it that the Company does not satisfy the minimum stockholders’ equity for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(b)(1). Tengion expects to submit a plan by June 29, 2012 to NASDAQ outlining its strategy to regain compliance with the continued listing requirements.  Approval of the plan is subject to the discretion of NASDAQ.  If the plan is accepted, NASDAQ may grant an extension of up to 180 days from the date of the determination letter for the Company to regain compliance.

The Company had earlier announced that it will seek stockholder approval to effect a reverse stock split in the range of 1-for-6 to 1-for-10 shares of common stock at the discretion of the Board of Directors. The reverse stock split would provide the Company with a means to cure its previously disclosed minimum bid price deficiency for continued listing on the NASDAQ Capital Market. The proposed reverse stock split will be voted upon at the annual meeting of stockholders to be held May 21, 2012.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on developing its Organ Regeneration Platform™ to harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues with the goal of delaying or eliminating the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. An initial clinical trial is ongoing for the Company's most advanced product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like urinary tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company's lead preclinical candidate is the Neo-Kidney Augment™, which is designed to prevent or delay dialysis kidney transplantation by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company's plan to seek stockholder approval of a proposal enabling its board of directors, in its discretion, to effect a reverse stock split in a defined range, the Company's intention to utilize such reverse stock split as a potential means to regain compliance with NASDAQ’s minimum bid price requirement, the Company’s ability to submit a compliance plan that is acceptable to NASDAQ and the Company’s ability to regain compliance with NASDAQ’s listing requirements. For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.